Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 23,  2022, relating to our audit of the consolidated financial statements of Fidelity D & D Bancorp, Inc, which appears in the Annual Report on Form 10-K of Fidelity D & D Bancorp, Inc. for the year ended December 31, 2021.

/s/ RSM US LLP

Blue Bell, Pennsylvania

June 1, 2022